Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Eyenovia, Inc. on Form S-8 of our report  dated March 18, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the  financial statements of Eyenovia, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, appearing in the Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2023.

/s/ CBIZ, Inc.

CBIZ, Inc.

New York, NY

November 12, 2024